Exhibit (s)

OAKTREE ASSET-BACKED INCOME FUND INC.

POWER OF ATTORNEY

Each of the undersigned directors of Oaktree Asset-Backed Income Fund Inc., a corporation formed under the laws of the State of Maryland (the “Fund”), hereby constitutes and appoints Brian F. Hurley, Craig A. Ruckman, and Casey P. Tushaus, with full power to act without the other and with full power of substitution and re-substitution, as his or her true and lawful attorney-in-fact and agent to execute in his or her name, place and stead, and on his or her behalf, in the capacities indicated below, the Fund’s Registration Statement on Form N-2, including any pre-eﬀective amendments and/or any post-eﬀective amendments thereto and any other ﬁlings in connection therewith, and to ﬁle the same under the Securities Act of 1933, as amended, or the Investment Company Act of 1940, as amended, or otherwise, with respect to the registration of the Fund, and the registration and oﬀering of the Fund’s shares of common stock, par value $0.001; granting to each such attorney-in-fact and agent full power of substitution and revocation in the premises; and ratifying and conﬁrming any and all that each such attorney-in-fact and agent, or any of them, shall do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney this 20th day of November, 2025.

/s/ Edward A. Kuczmarski	/s/ Heather S. Goldman
Edward A. Kuczmarski	Heather S. Goldman
Director	Director

/s/ Stuart A. McFarland	/s/ William H. Wright II
Stuart A. McFarland	William H. Wright II
Director	Director

/s/ Susan Schauffert-Tam	/s/ Betty A. Whelchel
Susan Schauffert-Tam	Betty A. Whelchel
Director	Director

/s/ Brian F. Hurley
Brian F. Hurley
Director